Lawson Products Reports Fourth Quarter 2017 Results

Fourth Quarter Average Daily Sales Increase 17.8%

CHICAGO, February 22, 2018 - Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the fourth quarter ended December 31, 2017.

"We finished 2017 with a 17.8% increase in average daily sales driven by both acquired revenue and a 6.1% growth within our Lawson business segment that helped drive our annual 2017 operating income to $9.9 million. The sales growth was driven by an 8.3% increase in sales per rep per day in the Lawson segment and the acquisition of The Bolt Supply House this past October. This acquisition, being our largest to date, was an important step in pursuing our growth strategy of acquiring companies that significantly add to our revenue and leverage our infrastructure to drive earnings", said Michael DeCata, president and chief executive officer.

Fourth Quarter Highlights

•	Acquired The Bolt Supply House ("Bolt Supply") which contributed $8.0 million to sales in the quarter and was accretive to earnings by $0.05 to fully diluted earnings per share.

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Average daily sales increased 17.8% to $1.322 million during the fourth quarter of 2017 compared to $1.122 million in the fourth quarter of 2016. The Lawson business segment average daily sales increased 6.1% to $1.191 million versus a year ago.

•	Gross profit increased $6.5 million to $47.0 million from $40.5 million in the prior year quarter on increased sales. Bolt Supply contributed $3.4 million of gross profit to the quarter.

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Recorded GAAP operating income of $0.2 million in the fourth quarter of 2017 compared to an operating loss of $5.0 million a year ago. Excluding stock-based compensation, severance expense and acquisition related costs, adjusted non-GAAP operating income in the fourth quarter increased $0.7 million over a year ago (see reconciliation in Table 1).

•	Recognized a $20.4 million net income tax benefit primarily as a result of re-establishing the majority of our U.S. deferred tax assets net of the impact of the Tax Cuts and Jobs Act.

Fourth Quarter Results

Net sales increased 19.8% to $80.6 million for the fourth quarter versus $67.3 million for the same period a year ago on one additional selling day in 2017. Sales per rep per day generated by the organic Lawson business increased 8.3% over the fourth quarter of 2016. Average daily sales grew 17.8% to $1.322 million in the recent quarter compared with $1.122 million a year earlier. Fourth quarter sales benefitted from the Bolt Supply acquisition in the amount of $8.0 million along with continued growth in strategic customers, Kent Automotive and core accounts.

Fourth quarter gross profit increased 16.0% to $47.0 million from $40.5 million a year ago. The gross margin was 58.3% compared to 60.2% a year ago primarily as a result of the Bolt Supply acquisition. Gross profit from the organic Lawson business was $43.6 million or 59.9% in the fourth quarter of 2017.

The slight decrease from the year ago quarter was primarily driven by disproportionate growth to larger strategic national customers, who typically generate lower product margins. Bolt Supply generated gross margin dollars of $3.4 million representing 43.2% of their sales.

Selling expenses as a percent of sales decreased to 31.1% from 34.7% from a year ago as fixed selling costs were leveraged over a higher sales base combined with Bolt Supply's lower selling expenses. Nominally, selling expenses increased to $25.1 million in the fourth quarter of 2017 from $23.4 million in the prior year quarter due primarily to the Bolt Supply acquisition and an increase in compensation costs resulting from higher sales.

General and administrative expenses decreased to $21.7 million in the fourth quarter of 2017 from $22.2 million in the prior year quarter. This decrease was primarily due to lower stock-based compensation of $3.4 million as a portion varies with the company stock price and lower severance expenses of $1.5 million partially offset by restoring incentive compensation accruals and reflecting the operating expenses of Bolt Supply.

Due to improving financial results and increased confidence in generating future earnings, in accordance with GAAP, the Company re-established the majority of its U.S. deferred tax assets. This benefit was partially offset by the reduction in the federal income tax rate from 35% to 21% resulting in a net tax benefit of these items of $21.2 million for the quarter.

Operating income in the fourth quarter of 2017 was $0.2 million compared to an operating loss of $5.0 million a year ago. Adjusted non-GAAP operating income, adjusted for stock-based compensation, severance and acquisition costs, was $1.2 million in the fourth quarter of 2017 compared to $0.5 million a year ago (see reconciliation in Table 1).

Net income for the fourth quarter of 2017 was $20.2 million, or $2.21 per diluted share compared to a net loss of $4.6 million, or $0.53 per diluted share, for the same period a year ago. The earnings per diluted share benefitted from re-establishing our U.S. deferred tax assets net of the impact of the Tax Cuts and Jobs Act.

"In 2017, our 65th year in business, we realized encouraging operating and financial results from our strategy. The fundamentals of our business continue to get stronger. Our improved financial performance has been driven by the investments that we've made over the past several years that have allowed us to take advantage of the improving MRO marketplace. As demonstrated by our 2017 results we have a scalable infrastructure in place to drive additional levels of profitability and a scalable plan to drive organic and acquired sales growth," concluded Mr. DeCata.

Conference Call

Lawson Products, Inc., will conduct a conference call with investors to discuss fourth quarter 2017 results at 9:00 a.m. Eastern Time on February 22, 2018. The conference call is available by direct dial at 1-877-737-7051 in the U.S. or 1-201-689-8878 from outside of the U.S. A replay of the conference call will be available approximately two hours after completion of the call through March 31, 2018. Callers can access the replay by dialing 1-877-481-4010 in the U.S. or 1-919-882-2331 outside the U.S. The PIN access number for the replay is 24005#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's website through March 31, 2018.

About Lawson Products

Founded in 1952, Lawson Products, Inc., headquartered in Chicago, IL, sells and distributes specialty products to the industrial, commercial, institutional and government maintenance, repair and operations market (MRO). The company is dedicated to helping customers in the U.S. and Canada lower their total cost of operation by increasing productivity and efficiency. The combination of Lawson Managed Inventory and the company's problem solving professionals ensures customers always have the right parts to handle the job. Through The Bolt Supply House, customers in Western Canada have access to products at several retail branches. Under its Kent Automotive brand, the company provides collision and mechanical repair products to the automotive aftermarket.

Lawson Products ships from several strategically located distribution centers to customers in all 50 states, Puerto Rico, Canada, Mexico, and the Caribbean.

For additional information, visit https://www.lawsonproducts.com or https://www.kent-automotive.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2017, Form 10-K filed on February 22, 2018. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Net sales	$80,633	$67,315	$305,907	$276,573
Cost of goods sold	33,640	26,811	122,889	108,511
Gross profit	46,993	40,504	183,018	168,062

Operating expenses:
Selling expenses	25,061	23,383	98,025	92,908
General & administrative expenses	21,689	22,165	80,479	76,611
Total SG&A	46,750	45,548	178,504	169,519
Gain on sale of property	—	—	(5,422)	—
Operating expenses	46,750	45,548	173,082	169,519

Operating (loss) income	243	(5,044)	9,936	(1,457)

Interest expense	(229)	(10)	(622)	(496)
Other (expenses) income, net	(173)	(17)	780	422

Income (loss) before income taxes	(159)	(5,071)	10,094	(1,531)
Income tax (benefit) expense	(20,396)	(428)	(19,594)	98

Net income (loss)	$20,237	$(4,643)	$29,688	$(1,629)

Basic (loss) income per share of common stock	$2.28	$(0.53)	$3.35	$(0.19)

Diluted (loss) income per share of common stock	$2.21	$(0.53)	$3.25	$(0.19)

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except unaudited share data)
(Unaudited)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$4,416	$10,421
Restricted cash	800	800
Accounts receivable, less allowance for doubtful accounts	38,575	30,200
Inventories, net	50,928	42,561
Miscellaneous receivables and prepaid expenses	3,728	3,788
Total current assets	98,447	87,770

Property, plant and equipment, net	27,333	30,907
Cash value of life insurance	11,964	10,051
Goodwill	19,614	5,520
Intangible assets	11,813	844
Deferred income taxes	21,248	20
Other assets	248	195
Total assets	$190,667	$135,307

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$14,543	$841
Accounts payable	12,394	11,307
Accrued expenses and other liabilities	33,040	27,289
Total current liabilities	59,977	39,437

Security bonus plan	12,981	14,216
Financing lease obligation	6,420	7,543
Deferred compensation	5,476	4,830
Deferred rent liability	3,512	3,676
Deferred tax liability	3,115	—
Other liabilities	5,696	4,472
Total liabilities	97,177	74,174

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares Issued – 8,921,302 and 8,864,929 shares, respectively Outstanding – 8,888,028 and 8,832,623 shares, respectively	8,921	8,865
Capital in excess of par value	13,005	11,055
Retained earnings	71,453	41,943
Treasury stock – 33,274 and 32,306 shares held, respectively	(711)	(691)
Accumulated other comprehensive income (loss)	822	(39)
Total stockholders’ equity	93,490	61,133
Total liabilities and stockholders’ equity	$190,667	$135,307

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring, seasonal or non-operational items that impact the overall comparability. See Table 1 below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended December 31, 2017 and 2016. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

Table 1 - Reconciliation of GAAP to Adjusted Non-GAAP Operating Income (Loss)
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	December 31,
	2017	2016

Operating income (loss), as reported per GAAP	$243	$(5,044)

Stock-based compensation (1)	384	3,801
Severance expense	144	1,662
Acquisition related costs	425	120
Adjusted non-GAAP operating Income	$1,196	$539

(1)    Expense for stock-based compensation, of which a portion varies with the Company's stock price

Lawson Products Core Business
Table 2 - Quarterly Data (Unaudited)
Historical Lawson Segment Sales Representative and Productivity Information
	(Dollars in thousands)
	Three Months Ended
	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016

Number of business days	61	63	64	64	60

Average daily net sales	$1,191	$1,201	$1,172	$1,166	$1,122
Year over year increase	6.1%	9.5%	8.1%	7.1%	5.4%
Sequential quarter (decrease) increase	(0.8)%	2.5%	0.5%	3.9%	2.3%

Average active sales rep count (1)	987	991	981	990	1,007
Period-end active sales rep count	983	988	987	979	1,009

Sales per rep per day	$1.207	$1.212	$1.195	$1.178	$1.114
Year over year increase (decrease)	8.3%	11.3%	8.1%	2.6%	(2.6)%
Sequential quarter (decrease) increase	(0.4)%	1.4%	1.4%	5.7%	2.3%

(1)	Average active sales representative count represents the average of the month-end sales representative counts

Lawson Products, Inc.
Table 3 - Quarterly Results (Unaudited)

	(Dollars in thousands)
	Three Months Ended
	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016

Average daily net sales	$1,322	$1,201	$1,172	$1,166	$1,122

Net sales	$80,633	$75,651	$75,006	$74,617	$67,315
Gross profit	46,993	46,005	45,141	44,879	40,504

Gross profit percentage	58.3%	60.8%	60.2%	60.1%	60.2%

Operating expenses
Selling, general & administrative expenses	$46,750	$44,915	$42,672	$44,167	$45,548
Gain on sale of property (1)	—	—	(5,422)	—	—
	46,750	44,915	37,250	44,167	45,548

Operating income (loss)	$243	$1,090	$7,891	$712	$(5,044)

(1)	The three months ended June 30, 2017 includes $5.4 million related to the sale of the Fairfield, New Jersey distribution center

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President, Chief Financial Officer
773-304-5665